Exhibit 5.3

July 12, 2006

Amarin Finance Ltd. 7 Curzon Street London W1J 5HG England	DIRECT LINE: 441-299-4902 E-MAIL: david.doyle@conyersdillandpearman.com OUR REF: DJD/aet/384083/corp181843 YOUR REF:

Dear Sirs

Amarin Finance Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-3 filed by the Company and Amarin Corporation plc ("Amarin") with the United States Securities and Exchange Commission ("Commission") under the United States Securities Act of 1933 ("Act") on July 12, 2006 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration of (i) senior debt securities (the "Company Senior Debt Securities"), guaranteed by Amarin which may be issued pursuant to an indenture ("Company Senior Indenture") to be executed by Company, Amarin, the subsidiary guarantors party thereto and a trustee to be named; and (ii) subordinated debt securities (the "Company Subordinated Debt Securities," and together with the Company Senior Debt Securities, the "Company Debt Securities"), guaranteed by Amarin, which may be issued pursuant to an indenture (each, a "Company Subordinated Indenture," and together with the Company Senior Indentures, the "Company Indentures") to be executed by Company, Amarin, and a trustee to be named.

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement; and

(ii)	a copy of the forms of indentures filed as exhibits to the Registration Statement;

We have also examined the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on July 12, 2006, copies of unanimous written resolutions executed by all directors of the Company (the "Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Company Indentures, other than the Company, to enter into and perform its respective obligations under the Company Indentures, (d) the due execution and delivery of the Company Indentures by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Registration Statement and the Company Indentures and other documents reviewed by us, (f) that the resolutions contained in the Minutes were passed by unanimous written resolutions and remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the State of New York in the United States of America (the "Foreign Laws") of the Company Indentures in accordance with their respective terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Company Indentures to the non-exclusive jurisdiction of state and federal courts sitting in New York City (the "Foreign Courts"), (j) that none of the parties to the Company Indentures carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses, (k) at the time of issue of the Company Debt Securities, the Bermuda Monetary Authority will not have revoked or amended its general permission issued under the Exchange Control Act 1972 dated June 1, 2005 and (l) at the time of issue of the Company Debt Securities, the Company will be able to pay its liabilities as they become due.

The obligations of the Company under the Company Indentures (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Company Indentures which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.             When the Company Indentures have been duly authorized, executed and delivered by the parties thereto (including the Company as the issuer) in accordance with applicable law, and when the specific terms of a particular series of Company Debt Securities have been duly authorized and established in accordance with the relevant Company Indenture and such Company Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Company Indentures and any applicable underwriting or other agreement, (i) the Company Debt Securities will constitute valid and binding obligations of the Company and (ii) the Company Indentures will constitute valid and binding obligations of the Company.

3.            The choice of the Foreign Laws as the governing law of the Company Indentures is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.

In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman